Exhibit 99.1

American Spectrum Realty -- Notice of Non-Compliance from NYSE MKT

HOUSTON--(BUSINESS WIRE)--October 8, 2014--American Spectrum Realty, Inc. (NYSE/MKT: AQQ) – a real estate investment management and leasing company – today announced that it had received correspondence from NYSE MKT LLC (the “Exchange”) notifying the Company that it was not in compliance with certain of the Exchange’s continued listing standards. The Company has an unpaid balance of $42,000 in listing fees, and has been given until November 3, 2014 to pay the fees in full before being subjected to delisting proceedings. The Company expects to make the required payment prior to the deadline.

ABOUT AMERICAN SPECTRUM REALTY, INC.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, interests in office, industrial, retail, self-storage, RV parks, retail, multi-family properties and undeveloped land throughout the United States. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company, manages and leases all properties owned by American Spectrum Realty, Inc. as well as for third-party clients totaling 10 million square feet in multiple states. Website: www.asrmanagement.com

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
James Hurn, (713) 706-6200
General Counsel
jhurn@americanspectrum.com